Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), effective as of August 21, 2020 (the “Effective Date”), is entered into by and between CytRx Corporation, a Delaware corporation (the “Company”), and Jerald A. Hammann and his Affiliates (collectively, “Hammann”). The Company and Hammann are together referred to herein as the “Parties,” and each, a “Party.” Unless otherwise defined herein, capitalized terms shall have the meanings given to them in Section 19 herein.

WHEREAS, Hammann beneficially owns 43,703 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), as of the Effective Date;

WHEREAS, on or about February 4, 2020, February 8, 2020, February 12, 2020 and June 17, 2020, the Company received letters from Hammann (collectively, the “Demand Letters”) demanding pursuant to Section 220 of the Delaware General Corporation Law, among other things, that the Company produce a list of its stockholders (the “Stockholder List Demand”) and other certain books and records for inspection by Hammann;

WHEREAS, on August 20, 2020, the Company received a letter pursuant to Delaware Court of Chancery Rule 23.1, which among other things, demanded that the Company void its 2019 Stock Incentive Plan (the “Rule 23.1 Letter”);

WHEREAS, Hammann has launched a campaign in opposition to the Company’s recommendations, nominees and proposals (the “Proxy Contest”) with respect to the Company’s 2020 annual meeting of stockholders (the “2020 Annual Meeting”);

WHEREAS, the Parties have determined that the interests of the Company and its stockholders would be best served by, among other things, avoiding the substantial expense and duration that would result from continuing the Proxy Contest;

WHEREAS, the Board of Directors of the Company (the “Board”) has agreed to expand the Board by adding a new independent director within one (1) year of the 2020 Annual Meeting;

WHEREAS, Hammann has, among other things, agreed to terminate the Proxy Contest, withdraw his Demand Letters, and to refrain from submitting any director nominations and stockholder proposals during the Standstill Period (as defined below); and

WHEREAS, the Parties desire to enter into this Agreement regarding the termination of the Proxy Contest, the composition of the Board and certain other matters including but not limited to the topics included in Hammann’s operative February 12, 2020 Demand Letter, as provided in this Agreement.

NOW, THEREFORE, in consideration of the promises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Board Composition.

(a) Board Matters. The Company and Hammann mutually agree that the Company will engage a nationally recognized recruiting firm (the “Recruiting Firm”) to assist the Board by conducting a complete review of potential candidates for the Board. Each Party acknowledges that, prior to the Effective Date, it has had an equal ability to create a list of criteria for such potential candidates as set forth on Exhibit A attached hereto (the “Criteria”). Hammann agrees to work closely and in good faith with the Recruiting Firm to identify a list of no fewer than five (5) potential candidates, each of whom must possess all the Criteria and would be presented for interview and selection by the Board; provided, however, that should more than five (5) qualified candidates be identified, the Board, at its option, may elect to interview the additional candidates; provided, further, that in exchange for Hammann’s services as an independent contractor to the Company described in this Section 1(a), he shall receive payment of a fee equal to $250 per hour, subject to an aggregate fee cap not to exceed $25,000, including all fees and expenses, and a Form 1099-MISC provided by the Company. From the list of potential candidates, the Board will select one (1) individual to serve as a member of the Board (the “New Director”); provided that the Board has confirmed that the New Director would be an “Independent Director” as prescribed in the standards of the OTC Markets pertaining to companies listed on OTCQB. As promptly as practicable after the selection of the New Director, but in any event no later than the first anniversary of the 2020 Annual Meeting, the Board and all applicable committees of the Board shall take all necessary actions to increase the size of the Board’s membership by one (1) and appoint the New Director as a Class I director of the Company with a term expiring at the 2022 annual meeting of stockholders (the “2022 Annual Meeting”). The Company agrees to nominate the New Director at the 2022 Annual Meeting unless a quorum is not deemed present for the purposes of conducting all the business of the 2022 Annual Meeting, in which case, the Company agrees to nominate the New Director at the next-subsequent annual meeting(s) of stockholders until such time as a quorum is present; provided that, the Board may choose not to nominate the New Director at such a meeting if it determines in good faith, after consulting outside counsel, that doing so would prohibit Board members from complying with their fiduciary duties as directors of the Company to the non-employee, non-Board member stockholders. In connection with the foregoing, and as a condition to the New Director’s appointment to the Board, the New Director will:

(i) provide to the Company information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and a fully completed copy of the Company’s director candidate questionnaire and other reasonable and customary director onboarding documentation, and consent to appropriate background checks comparable to those undergone by other non-management directors of the Company; and

(ii) receive (A) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors on the Board, (B) the same compensation for his or her service as a director as the compensation received by other non-management directors on the Board and (C) such other benefits on the same basis as all other non-management directors on the Board.

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(b) Board Policies and Procedures. Each Party acknowledges that the New Director, upon appointment to the Board, shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board, including, but not limited to, the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics and any other policies on stock ownership, public disclosures and confidentiality (collectively, the “Company Policies”), and shall be required to strictly adhere to the Company’s policies on confidentiality imposed on all members of the Board. Notwithstanding anything to the contrary contained in this Agreement and/or the Company Policies, Hammann shall not request, analyze, review or use any Confidential Information (as defined below) of the Company provided to Hammann by the New Director that such New Director learns in his or her capacity as a member of the Board; and Hammann shall promptly (and in every instance within two (2) business days following any sharing of or attempt to share Confidential Information by the New Director with Hammann) inform the Company, in the manner set forth for communicating with the Company in the Company Policies, if the New Director shares or attempts to share Confidential Information with Hammann.

2. Termination of Proxy Contest. As of the Effective Date, Hammann hereby agrees to take all necessary actions to publicly and irrevocably terminate the Proxy Contest and all solicitation and other activities in connection therewith, including among other things, to (a) immediately cease any and all solicitation and other activities in connection with the Proxy Contest (it being understood and agreed that Hammann is required to vote his own shares of Common Stock at the 2020 Annual Meeting, subject to the provisions of this Agreement), (b) withdraw Hammann’s nomination notice received by the Company on February 18, 2020, (c) withdraw and terminate all requests for the Stockholder List, and other books and records materials requested in the Demand Letters, and any other books and records materials requested pursuant to Rule 14a-7 under the Securities Exchange Act of 1934, as amended, and with the rules and regulations thereunder (the “Exchange Act”) or any statutory or regulatory provisions of Delaware providing for stockholder access to books and records (including lists of stockholders), and destroy and certify the destruction of all materials and summaries or duplicates thereof that have been delivered to Hammann, his Affiliates and Associates or his Representatives on or prior to the Effective Date, (d) withdraw the Rule 23.1 Letter and terminate all requests made therein and (e) agree not to vote, nor cause to be voted, and, if applicable, to discard, all proxies received, and to be received, in connection with the Proxy Contest.

3. Proposals to Increase the Number of Authorized Shares. From the Effective Date until the Termination Date (as defined below) (the “Standstill Period”), the Company shall not take any action in support of or make any proposal to increase the number of the Company’s authorized outstanding shares of Common Stock, unless the Board determines in good faith, after consulting outside counsel, that the lack of such action would prohibit Board members from complying with their fiduciary duties as directors of the Company to the non-employee, non-Board-member stockholders.

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4. Sale of Voting Securities.

(a) Within twelve (12) months of the Effective Date, Hammann shall sell, assign, transfer, convey and deliver, directly or indirectly, in open market sale transactions all Voting Securities (as defined below) and any voting rights decoupled from the underlying Voting Securities owned by Hammann, of record or beneficially, as of the Effective Date; provided, however, that Hammann shall be entitled to keep any and all proceeds obtained as a result of such transactions.

(b) From the Effective Date to the date on which Hammann no longer owns any Voting Securities, Hammann shall promptly, upon reasonable written notice from the Company pursuant to Section 20 hereof, provide the Company with information regarding the amount of Voting Securities (i) beneficially owned by him, (ii) with respect to which Hammann has (A) any direct or indirect rights or options to acquire or (B) any economic exposure through any derivative securities or contracts or instruments in any way related to the price of such securities, or (iii) with respect to which Hammann has hedged his position by selling covered call options. This ownership information provided to the Company will be kept strictly confidential unless required to be disclosed pursuant to applicable laws and regulations, any subpoena, legal process or other legal requirement or in connection with any litigation or similar proceedings in connection with this Agreement.

5. Compensation.

(a) During the Standstill Period, the Company agrees that (i) named executive officer compensation, including, but not limited to, salaries, bonuses, equity, restricted stock, options and rights assignments of the Company’s named executive officers for their services rendered (collectively, “NEO Compensation”), which shall continue as provided for in and required by the existing employment agreements of the Company’s named executive officers, (ii) other than sums equal to NEO Compensation over which the Board has discretionary authority that were disclosed on page 18 of the Company’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on August 10, 2020 (the “2020 Company Proxy Statement”), which sums, for avoidance of doubt, shall include the $100,000 received by John Y. Caloz for services rendered in all capacities during 2019, the Board shall not pay or otherwise effect the distribution of any NEO Compensation over which the Board has discretionary authority, and (iii) compensation paid to Board members, including but not limited to, the New Director, for their services as directors, in each case, shall not exceed the amounts disclosed in the 2020 Company Proxy Statement, as reflected for the Board members in paragraph 2 of page 23 within the section titled Compensation of Directors. For the avoidance of doubt, nothing contained in this Agreement shall affect the terms of any publicly-disclosed compensation arrangements between the Company and its officers or directors in effect prior to the Effective Date.

(b) The Company will, no later than such time as the compensation for its named executive officers and Board members is up for renewal, enter into a services agreement (the “Services Agreement”) with a nationally recognized third-party consulting firm (together with Affiliates, the “Independent Compensation Consultant”), in a form mutually agreed to by the Company and the Independent Compensation Consultant under which the Independent Compensation Consultant will provide consulting services with respect to the Company’s compensation structure and as may be further agreed in any statement of work.

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6. Voting. From the Effective Date to the date on which Hammann no longer owns any Voting Securities, Hammann agrees that he will appear in person or by proxy at each annual or special meeting of stockholders of the Company (including any adjournment, postponement, rescheduling or continuation thereof), whether such meeting is held at a physical location or virtually by means of remote communications, and will vote (or execute a consent with respect to) all Voting Securities beneficially owned by Hammann at such time in accordance with the Board’s recommendations with respect to (a) each election of directors and any removal of directors and any replacement of directors, (b) the ratification of the appointment of the Company’s independent registered public accounting firm, (c) the Company’s “say-on-pay” proposal and (d) any other proposal to be submitted to the stockholders of the Company by either the Company or any stockholders of the Company.

7. Mutual Non-Disparagement.

(a) Subject to Section 9, Hammann agrees that, during the Standstill Period, he shall not, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, the officers or directors of the Company, or that might be reasonably be construed to malign, harm, disparage, defame or damage the reputation or good name of (i) the Company, (ii) the Company’s business and/or (iii) any of the directors of the Company.

(b) The Company hereby agrees that, during the Standstill Period, it shall not, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, Hammann, or that might reasonably be construed to malign, harm, disparage, defame or damage the reputation or good name of Hammann.

(c) Notwithstanding the foregoing, nothing in this Section 7 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws (including to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party hereto) or stock exchange regulations; provided, however, that, unless prohibited under applicable law, such Party must provide written notice to the other Party at least two (2) business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws or stock exchange regulations that would otherwise be prohibited by the provisions of this Section 7, and reasonably consider any comments of such other Party.

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(d) The limitations set forth in Sections 7(a) and 7(b) shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Sections 7(a) and 7(b), if such statement by the other Party was made in breach of this Agreement.

8. No Litigation.

(a) Hammann covenants and agrees that, during the Standstill Period, he shall not, and shall not permit any of his Representatives to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding (including commencing, encouraging or supporting any derivative action in the name of the Company or any class action against the Company or any of its officers or directors, in each case with the intent of circumventing any terms of this Agreement) before any court or governmental, administrative or regulatory body (collectively, “Legal Proceedings”) against the Company or any of its Representatives, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent Hammann or any of his Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, Hammann or any of his Representatives; provided, further, that in the event that Hammann or any of his Representatives receives such Legal Requirement, Hammann shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the Company.

(b) The Company covenants and agrees that, during the Standstill Period, it shall not, and shall not permit any of its Representatives to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any Legal Proceedings against Hammann or any of his respective Representatives, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent the Company or any of its Representatives from responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, the Company or any of its Representatives; provided, further, that in the event the Company or any of its Representatives receives such Legal Requirement, the Company shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to Hammann.

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(c) To the extent permitted by law, and in consideration of and exchange for payment by the Company to Hammann in the amount of $250,000, Hammann on behalf of himself and for all of his Affiliates, Associates, joint ventures and partnerships, successors, assigns, and the respective owners, officers, directors, partners, members, managers, principals, parents, subsidiaries, agents, Representatives, employees, advisors, consultants, attorneys, heirs, executors, administrators, successors and assigns of any such person or entity irrevocably, fully, completely and unconditionally releases, settles, acquits and forever discharges the Company and its Affiliates and Representatives, including but not limited to all of the Company’s directors and officers, and the Company’s insurers, successors and assigns, from any and all causes of action, claims, actions, rights, judgments, obligations, damages, amounts, demands, losses, controversies, contentions, complaints, promises, accountings, bonds, bills, debts, dues, sums of money, expenses, specialties and fees and costs (whether direct, indirect or consequential, known or unknown, incidental or otherwise, including, without limitation, attorney’s fees or court costs, of whatever nature) incurred in connection therewith of any kind whatsoever, in his own right, representatively, derivatively or in any other capacity, in law or in equity or liabilities of whatever kind or character, arising under federal, state, foreign, or common law or the laws of any other relevant jurisdiction that Hammann has, had or may have had from the beginning of time to and including the Effective Date (the “Claims”), which for the avoidance of doubt shall include, among other things, any and all Claims related to (i) the Demand Letters and Rule 23.1 Letter and any behavior or circumstances for which the Demand Letters or Rule 23.1 Letter were seeking information from or action by the Company and (ii) any agreements between the Company and its officers or directors; provided, that in giving the releases set forth in this Section 8(c), which includes Claims which may be unknown at present, Hammann agrees and expressly waives and relinquishes, to the fullest extent permitted by law, the provisions, rights and benefits of Section 1542 of the California Civil Code, as well as any other similar provision under federal or state law, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Hammann fully understands that the facts on which this Agreement is to be executed may be different from the facts now believed to be true and expressly accepts and assumes the risk of this possible difference in facts and agrees that this Agreement will remain effective despite any difference in facts.

Further, Hammann agrees that this waiver is an essential and material term of this release and the terms and payments that underly it and that without such waiver this Agreement would not have been accepted.

9. Standstill.

(a) During the Standstill Period, unless otherwise approved by the Board or by the Company, Hammann shall not, and shall cause his Associates and Representatives not to, directly or indirectly:

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(i) make any public announcement or proposal with respect to, or offer, seek, propose or indicate an interest in, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for shares of Common Stock or other Voting Securities, whether or not such transaction involves a Change of Control (as defined below) of the Company;

(ii) engage in, or assist in the engagement in, any solicitation of proxies or written consents to vote any Voting Securities of the Company, or conduct or assist in the conducting of, any type of binding or nonbinding referendum with respect to any Voting Securities, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any Voting Securities, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of the Company (including by initiating, encouraging or participating in any “withhold” or similar campaign);

(iii) purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including beneficial ownership) of any securities of the Company, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of Common Stock, or any assets or liabilities of the Company;

(iv) sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by Hammann to any person not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of the Company or (D) an Affiliate of any Party (any person not set forth in clauses (A) through (D) shall be referred to as a “Third Party”) that would knowingly (after due inquiry) result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any, beneficial or other ownership interest representing in the aggregate in excess of 4.9% of the shares of Common Stock outstanding at such time;

(v) take any action in support of or make any proposal or request that constitutes or would result in: (A) advising, controlling, changing or influencing any director or the management of the Company, including, but not limited to, any plans or proposals, and/or consenting to the calling of any special meeting of stockholders to effect such plans or proposals, to change the number or term of directors or to fill any vacancies on the Board, except as set forth in this Agreement, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Restated Certificate of Incorporation of the Company, as amended, and/or the Amended and Restated By-Laws of the Company (together, the “Governing Materials”), or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

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(vi) act by making public announcements or speaking to reporters or members of the media (whether “on the record” or on “background” or “off the record”), to seek to influence the Company’s stockholders, management or the Board with respect to the Company’s policies, operations, balance sheet, capital allocation, marketing approach, business configuration, Extraordinary Transactions, or strategy or to obtain representation on the Board or seek the removal of any officer or director in any manner, except as expressly permitted by this Agreement;

(vii) call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Governing Materials, including a “town hall meeting”;

(viii) deposit any shares of Voting Securities in any voting trust or subject any shares of Voting Securities to any arrangement or agreement with respect to the voting of any shares of Voting Securities, the intention of which is to circumvent any of the restrictions on Hammann under this Agreement;

(ix) form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Security;

(x) demand a copy of the Company’s list of stockholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of Delaware providing for stockholder access to books and records (including lists of stockholders) of the Company;

(xi) demand pursuant to Delaware Court of Chancery Rule 23.1 or any other like statutory or regulatory provisions that the Company take any action with respect to its 2019 Stock Incentive Plan, any options awards or exercises made thereunder, any votes cast or to be cast in relation thereto or any other action with respect to a compensation plan or proposal made by the Company;

(xii) commence, encourage or support any derivative action in the name of the Company or any class action against the Company or any of its officers or directors, in each case with the intent of circumventing the provisions of this Section 9, or take any action challenging the validity or enforceability of any of the provisions of this Section 9; provided, however, that the foregoing shall not prevent Hammann from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against Hammann, or (C) responding to or complying with a validly issued legal process that neither Hammann nor any of his Affiliates initiated, encouraged or facilitated;

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(xiii) make any request or submit any proposal to amend or waive the terms of this Section 9 other than through non-public communications with the Company that would not be reasonably likely to trigger public disclosure obligations for any Party;

(xiv) comment publicly about or disclose in a manner that could reasonably be expected to become public any intent, purpose, plan or proposal with respect to any transactions involving the Company, any director or the Company’s management, policies, strategy, operations, financial results or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(xv) make any inquiries about, or otherwise attempt to directly or indirectly obtain any information, whether from the Independent Compensation Consultant or otherwise, relating to the Services Agreement or any work or services related thereto or otherwise provided by the Independent Compensation Consultant; or

(xvi) enter into any discussions, negotiations, agreements or understandings with any person with respect to any action Hammann is prohibited from taking pursuant to this Section 9, or advise, assist, knowingly encourage or seek to persuade any person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

(b) The provisions of this Section 9 shall not limit in any respect the actions of any director of the Company in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its stockholders and the Company Policies (it being understood and agreed that neither Hammann nor any of his Affiliates shall seek to do indirectly through the New Director anything that would be prohibited if done by Hammann or his Affiliates). The provisions of this Section 9 shall also not prevent Hammann from freely voting his shares of Common Stock (except as otherwise provided in Section 6 hereto).

(c) During the Standstill Period, Hammann shall refrain from taking any actions which could have the effect of encouraging, assisting or influencing other stockholders of the Company or any other persons to engage in actions which, if taken by Hammann, would violate this Agreement.

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(d) Notwithstanding anything contained in this Agreement to the contrary, the provisions of Sections 1, 6 and 7 of this Agreement shall automatically terminate upon the consummation of a Change of Control agreed to by the Board and involving the Company.

10. Representations and Warranties of the Company. The Company represents and warrants to Hammann that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

11. Representations and Warranties of Hammann. Hammann represents and warrants to the Company that (a) this Agreement has been duly and validly authorized, executed and delivered by Hammann, and constitutes a valid and binding obligation and agreement of Hammann, enforceable against Hammann in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (b) Hammann has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of himself, and to bind himself to the terms hereof and thereof, (c) the execution, delivery and performance of this Agreement by Hammann, to the best of his knowledge, does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to him, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Hammann is a party or by which he is bound, and (d) the New Director will not be, and Hammann will not consider the New Director to be a stockholder designee or stockholder representative of Hammann.

12. SEC Filings.

(a) No later than two (2) business days following the Effective Date, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement.

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(b) Promptly following the execution of this Agreement, the Parties shall issue a joint press release (the “Press Release”) substantially in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release, neither the Company nor Hammann shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party, except to the extent required by applicable law or the rules of any national securities exchange.

13. Term; Termination. The term of this Agreement shall commence on the Effective Date and shall continue until the second anniversary of the 2020 Annual Meeting, unless a quorum is not deemed present for the purposes of conducting all the business of the 2020 Annual Meeting (except to the extent such a failure to reach quorum is caused by the intentional actions of the Company, its directors and/or officers), in which case, the terms of this Agreement shall continue until September 3, 2022 (the “Termination Date”). Termination of this Agreement shall not relieve any Party from its responsibilities in respect of any breach of this Agreement prior to such termination. To the extent that a quorum is not deemed present for the purposes of conducting all the business of the 2022 Annual Meeting, or any subsequent annual meeting of stockholders, the Company agrees to continue nominating the New Director at the next-subsequent annual meeting(s) of stockholders until such time as a quorum is present, and this obligation as set out in Section 1(a) above shall survive after the Termination Date and until such time as the New Director is nominated, subject to the proviso contained in the penultimate sentence of Section 1(a). To the extent the Independent Compensation Consultant has not completed its work pursuant to the Services Agreement prior to the Termination Date, the provision of Section 5(b) above shall be binding even after the Termination Date until accomplished.

14. Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby.

15. No Other Discussions or Arrangements. Hammann represents and warrants that, as of the Effective Date, except as disclosed herein, (a) Hammann does not own, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities of the Company and (b) Hammann has not entered into, directly or indirectly, any agreements or understandings (other than receiving communications regarding the voting intentions of certain stockholders) with any person (other than his own Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company.

16. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Each Party agrees that it shall bring any suit, action or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) exclusively in (a) the Delaware Court of Chancery in and for New Castle County, (b) in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware or (c) in the event (but only in the event) such courts identified in clauses (a) and (b) do not have subject matter jurisdiction over such Action, any other Delaware state court (collectively, the “Chosen Courts”), and, solely in connection with an Action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) irrevocably submits to the exclusive venue of any such Action in the Chosen Courts and waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 20 of this Agreement. Each Party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each of the Parties and may be enforced in any other courts the jurisdiction of which each of the Parties is or may be subject, by suit upon such judgment.

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17. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

18. Specific Performance. Each of the Parties acknowledges and agrees that irreparable injury to the other Party would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each of the Parties (the “Moving Party”) shall be entitled to specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Party will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 18 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

19. Certain Definitions. As used in this Agreement:

(a) “Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Affiliates subsequent to the Effective Date;

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(b) “Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Associates subsequent to the Effective Date;

(c) “beneficial owner”, “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(d) “business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law;

(e) a “Change of Control” transaction shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then-outstanding equity securities or (ii) the Company enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities;

(f) “Confidential Information” shall mean all information that is understood to be confidential by a reasonable person by the context of its disclosure and/or its content, scope or nature that is entrusted to or obtained by a director of the Company by reason of his or her position as a director of the Company, including, but not limited to, discussions or matters considered in meetings of the Board or Board committees; provided, however, Confidential Information shall not include information that (i) at the time of disclosure is, or as of and at such time such disclosure thereafter becomes, generally available to the public other than as a result of any material breach of this Agreement by Hammann or any of his Representatives or any director’s noncompliance with the Company Policies; (ii) at the time of disclosure is, or as of and at such time such disclosure thereafter becomes, available to Hammann or his Representatives on a non-confidential basis from a third-party source, provided that, to Hammann’s or his Representative’s knowledge, such third-party is not and was not prohibited from disclosing such Confidential Information to Hammann or his Representative by any applicable law or contractual obligation; (iii) was legally obtained by Hammann or his Representatives prior to being disclosed by or on behalf of a director of the Company (whether or not a New Director); or (iv) was or is independently developed by Hammann or any of his Representatives without reliance on, or reference to, any Confidential Information.

(g) “Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, business combination, or other transaction with a Third Party that, in each case, would result in a Change of Control (as defined below) of the Company, liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets, and, for the avoidance of doubt, including any such transaction with a Third Party that is submitted for a vote of the Company’s stockholders;

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(h) “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature; and

(i) “Representative” shall mean a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; provided, that when used with respect to the Company, “Representatives” shall not include any non-executive employees; and

(j) “Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

20. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or email (with confirmation of transmission) if sent during normal business hours of the Company, and on the next business day if sent after normal business hours of the Company or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 20 (or to such other address that may be designated by a Party from time to time in accordance with this Section 20).

If to the Company, to its address at:

CytRx Corporation

11726 San Vicente Boulevard, Suite 650

Los Angeles, California 90049

Attention: Steven A. Kriegsman

John Caloz

With a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1114 Avenue of the Americas

New York, NY 10036

Attention: Lawrence S. Elbaum

C. Patrick Gadson

If to Hammann:

Jerald A. Hammann

1566 Sumter Avenue North

Minneapolis, MN 55427

With an electronic copy to: jerrympls@gmail.com.

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21. Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party.

22. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

23. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

24. Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties, provided that each Party may assign any of its rights and delegate any of its obligations hereunder to any person or entity that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment or delegation in violation of this Section 24 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

25. Waivers. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

26. Acknowledgments. Hammann hereby acknowledges (a) that he has carefully read and fully understands the provisions of this Agreement, (b) that he has had the opportunity to seek the advice of counsel in connection therewith, and has chosen to forego such advice, (c) that by proceeding with the execution of this Agreement, he hereby waives any right to consult with counsel in connection with this Agreement, and (d) that he intends to be legally bound hereby and thereby. This Agreement shall not be construed or interpreted against any Party on the basis that such Party drafted or authored a particular provision, parts of, or the entirety of this Agreement.

/s/ JAH
Initials of Jerald A. Hammann

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

THE COMPANY:

CYTRX CORPORATION

By:	/s/ Steven A. Kriegsman
Name:	Steven A. Kriegsman
Title:	Chief Executive Officer

HAMMANN:

/s/ Jerald A. Hammann
Jerald A. Hammann

Signature Page to

Cooperation Agreement

Exhibit A

List of Criteria

The Parties agree that the New Director, in order to meet the criteria to be considered for appointment to the Board pursuant to this Agreement, shall at minimum:

1.	Qualify as an “Independent Director,” as prescribed in the standards of the OTC Markets pertaining to companies listed on OTCQB;

2.	Serve as a director on at least one other board of directors of a publicly-traded company in the pharmaceutical, biotech or other related industry, that company demonstrating the ability to deliver shareholder value as demonstrated by sustained stock price appreciation and/or regular dividend distributions;

3.	Serve on a maximum of two (2) other boards of directors of any company, either privately-held or publicly traded, at the time he or she would be serving as a member of the Board of the Company;

4.	Have undergone a thorough and robust background check evidencing a clean criminal, financial and personal record, and have demonstrated through references to have good moral character;

5.	Demonstrate through references that he or she possesses the necessary qualities to be a valuable addition to the Board, including active listening skills, wholistic decision-making processes, assertiveness, empathy, independence, and that he or she works constructively with all other Board members.

6.	Possess experience in a pharmaceutical, biotech or related field, and be well-connected in such industry;

The Parties agree that preference may be granted to candidates who:

7.	Possess background education in a relevant field (preferably oncology), including holding an MD or PhD, and be familiar with aspects of the pharmaceutical business including preclinical work, clinical trials, FDA regulations and EMEA approvals;

8.	Is financially literate and/or a financial expert, have earned an MBA or similar degree in finance or accounting;

9.	Demonstrate that he or she keeps current on trends in the pharmaceutical industry and related industry trends;

10.	Are employed full-time as an executive in a non-academic environment;

11.	Have experience dealing with ordinary course litigation in the context of pharmaceutical and/or biotech or a related industry;

12.	Have experience incorporating net operating loss utilization as a central or adjunct business strategy;

13.	Facilitates compliance with California Senate Bill 826.

Exhibit B

Form of Press Release

CytRx Announces Initiatives to Strengthen

Corporate Governance and Support Strategic Priorities

Accelerates Plans to Enhance its Board Composition by Committing to Add a New Independent Director Following a Professionally-Managed Search Process that Includes Stockholder Input

Augments Existing Cost Reduction Efforts by Capping Management Compensation and Director Fees at Their Current Levels For the Next Two Years

Reaches Agreement with Stockholder, Resulting in a Withdrawal of his Nomination Notice and Certain Other Demands Relating to the 2020 Annual Meeting

CytRx Corporation (OTCQB: CYTR) (“CytRx” or the “Company”), a specialized biopharmaceutical company focused on research and development for the oncology and neurodegenerative disease categories, today announced that it is taking several steps to strengthen the Company’s corporate governance and support its strategic priorities, including its previously stated focus on achieving operational efficiencies and preserving capital. CytRx also announced that it has reached an agreement with stockholder Jerald A. Hammann, who will withdraw his notice of nomination and not stand for election to the Board of Directors (the “Board”) at the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) that is scheduled for September 3, 2020. The details included in the agreement can be found in the Current Report on Form 8-K that CytRx will file with the Securities and Exchange Commission.

After carefully considering our stockholders’ feedback and CytRx’s go-forward strategy, the Board has committed to:

●	Adding an independent director to the Board by no later than the one-year anniversary of the 2020 Annual Meeting. This process will include the retention of a professional search firm and reflect stockholder input. It is anticipated that the Board will expand from 4 members to 5 members as a result.

●	Capping the Chief Executive Officer’s compensation, the Chief Financial Officer’s compensation and the fees paid to Board members at current levels for a period of two years following the 2020 Annual Meeting.

●	Retaining an independent compensation consultant to advise the Board’s compensation committee prior to changing any compensation for its named executive officers and Board members.

●	Not submitting any proposals to authorize additional shares for a period of two years following the 2020 Annual Meeting.

Steven A. Kriegsman, CytRx’s Chairman and Chief Executive Officer, commented:

“The Board firmly believes that the commitments announced today support CytRx’s strategic priorities and intense focus on delivering enhanced value for stockholders. The addition of a new independent director with fresh perspectives and the right sector expertise can help the Board assess a wider array of strategic opportunities and broaden its network of possible development partners for Centurion Biopharma’s high-potential assets, among others. Moreover, enacting a two-year freeze on management and director compensation aligns with our existing efforts to achieve operational efficiencies, which have already positioned CytRx to reduce its first half general and administrative costs by 20% on a year-over-year basis. It is important to stress that all of our steps to strengthen corporate governance take into account the candid and thoughtful feedback that we have been receiving from stockholders.”

Mr. Hammann commented:

“I am very pleased that the Board has agreed to adopt many of the important corporate governance enhancements that I have been suggesting. It is certainly a positive outcome for stockholders that CytRx has put itself on stronger footing. I look forward to maintaining a productive relationship with the Board and management team.”

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About CytRx Corporation

CytRx Corporation (OTCQB: CYTR) is a biopharmaceutical company with expertise in discovering and developing new therapeutics principally to treat patients with cancer and neurodegenerative diseases. CytRx’s most recent advanced drug conjugate, aldoxorubicin, is an improved version of the widely used anti-cancer drug doxorubicin and has been out-licensed to ImmunityBio, Inc. In addition, CytRx’s drug candidate, arimoclomol, was sold to Orphazyme A/S (Nasdaq Copenhagen exchange: ORPHA.CO) in exchange for milestone payments and royalties. Orphazyme is developing arimoclomol in four indications including amyotrophic lateral sclerosis (“ALS”), Niemann-Pick disease Type C (“NPC”), Gaucher disease and sporadic Inclusion Body Myositis (“sIBM”). Learn more at www.cytrx.com.

Forward-Looking Statements

This press release contains forward-looking statements. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks and uncertainties relating to the ability of Orphazyme to obtain regulatory approval for, manufacture and commercialize its products and therapies that use arimoclomol; the results of future clinical trials involving arimoclomol; the amount, if any, of future milestone and royalty payments that we may receive from Orphazyme; the ability of ImmunityBio to obtain regulatory approval for its products that use aldoxorubicin; the ability of ImmunityBio to manufacture and commercialize products or therapies that use aldoxorubicin; the amount, if any, of future milestone and royalty payments that we may receive from ImmunityBio; and other risks and uncertainties described in the most recent annual and quarterly reports filed by the Company with the SEC and current reports filed since the date of the Company’s most recent annual report. All forward-looking statements are based upon information available to the Company on the date the statements are first published. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

For Investors:

Saratoga Proxy Consulting

Ann Marie Mellone / Joe Mills, 212-257-1311

amellone@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile

Greg Marose / Charlotte Kiaie, 347-343-2999

gmarose@profileadvisors.com / ckiaie@profileadvisors.com

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